Exhibit 99.1

PC Connection, Inc. Reports Fourth Quarter and Full Year 2013 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--January 30, 2014--PC Connection, Inc. (NASDAQ: PCCC):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

Diluted EPS: $0.37, up 12.1% y/y	Diluted EPS: $1.35, up 8.9% y/y
Net sales: $578.6 million, up 4.0% y/y	Net sales: $2.22 billion, up 2.9% y/y
Gross margin: 13.1%, up 19 basis points y/y	Gross margin: 13.2%, up 12 basis points y/y

PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended December 31, 2013. Net sales for the fourth quarter of 2013 were $578.6 million, an increase of 4.0% compared to $556.2 million for the fourth quarter of 2012. Net income for the quarter ended December 31, 2013 was $9.8 million, or $0.37 per diluted share, compared to net income of $8.9 million, or $0.33 per diluted share, for the corresponding prior year quarter.

Net sales for the year ended December 31, 2013 were $2.22 billion, an increase of $62.8 million or 2.9%, compared to $2.16 billion for the year ended December 31, 2012. Net income for the year ended December 31, 2013 was $35.7 million, or $1.35 per diluted share, compared to net income of $33.1 million, or $1.24 per diluted share, for the corresponding prior year. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $67.4 million for the year ended December 31, 2013, as compared to $63.3 million for the year ended December 31, 2012.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 4.9% to $239.6 million in the fourth quarter of 2013, compared to $228.5 million in the fourth quarter of 2012. Storage, software, and net/com products had double-digit percentage growth during the quarter. This is the third straight quarter of double-digit growth in SMB software sales.
  Net sales for the Large Account segment totaled $218.0 million, an increase of 7.8%, compared to net sales in the fourth quarter of 2012. Net/com and software sales were notably strong in this segment during the quarter with an increase of 33.0% and 19.3%, respectively. Commercial sales, which consists of SMB and Large Account sales, increased by 6.2% from the prior year quarter.
  Net sales to government and education customers (Public Sector segment) decreased by 3.6% year over year to $120.9 million. Sales to state and local government and educational institutions increased by 17.4% compared to the prior year quarter. Sales to the federal government decreased by 23.0% as a result of the ongoing budgetary constraints. The federal government business is expected to continue to be under pressure for at least the first half of 2014.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 4% year over year and accounted for 19% of net sales in both the fourth quarter of 2013 and 2012. Our Public Sector segment experienced strong year-over-year growth, which more than offset slight declines in our SMB and Large Account notebook/tablet sales.
  Software sales, the Company’s second largest product category, increased by 14% year over year and accounted for 17% of net sales in the fourth quarter of 2013, compared to 16% in the fourth quarter of 2012. We experienced strong growth in our SMB and Large Account segments due to increased demand for security, virtualization, office productivity, and operating system software.
  Net/com product sales increased by 9% year over year and accounted for 10% of net sales in the fourth quarter of 2013, compared to 9% in the fourth quarter of 2012. Both SMB and Large Account achieved double-digit increases compared to the prior year quarter due to our focus on solution selling, which has resulted in increased demand for both enterprise and client networking.

Overall gross profit dollars increased by $4.0 million, or 5.6%, in the fourth quarter of 2013, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.1% in the fourth quarter of 2013, compared to 12.9% in the prior year quarter.

Total selling, general and administrative dollars increased in the fourth quarter of 2013 to $59.3 million from $57.1 million in the prior year quarter, but stayed flat as a percentage of net sales at 10.3%. As we noted in our previous releases, approximately $0.5 million of this increase in SG&A is due to depreciation related to the Customer Master Data Management software project that we recently placed into service. We continue to invest in solution sales capabilities, including our Cloud Connection team, and expect SG&A expenses to rise accordingly as the year progresses. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated $13.1 million in positive cash flow during fiscal year 2013 prior to the $10.5 million special dividend payment in the fourth quarter of December 31, 2013. Total cash was $42.5 million at December 31, 2013, compared to $39.9 million at December 31, 2012. Our December 31, 2013 cash balance is lower than our September 30, 2013 balance due to the special dividend paid in the fourth quarter and seasonal working capital fluctuations. Days sales outstanding were 42 days at December 31, 2013, compared to 41 days at December 31, 2012, and inventory turns decreased from 27 turns in the fourth quarter of 2012 to 24 turns in the fourth quarter of 2013.

“We are pleased with PC Connection's results this quarter,” said Timothy McGrath, President and Chief Executive Officer. “The Company increased revenue, gross margin, operating margin, and earnings per share in a challenging economic environment. As a National Solution Provider, we are continually working to enhance our capabilities to deliver high value technology solutions to help our customers solve their business challenges.” Mr. McGrath concluded, “We believe the team and the strategies we have in place position PC Connection well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels and other costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses in 2014, the Company’s efforts in improving efficiencies and streamlining its business, the Company’s anticipated product growth categories, and other statements of a non-historical basis (including statements regarding areas of demand for the Company’s products, on-going federal government budgetary constraints, the Company’s ability to grow revenues, improve gross margins, increase market share, enhance long-term shareholder value, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2013		2012
(Amounts and shares in thousands, except		% of		% of	%
operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$578,572		$556,247		4%
Diluted earnings per share	$0.37		$0.33		12%

Gross margin	13.1%		12.9%
Operating margin	2.8%		2.6%
Return on equity (1)	11.6%		11.7%

Inventory turns	24		27
Days sales outstanding	42		41

Product Mix:
Notebook/Tablet	$107,051	19%	$103,178	19%	4%
Software	100,543	17	87,820	16	14%
Desktop/Server	90,551	16	85,042	15	6%
Net/Com Product	56,034	10	51,564	9	9%
Video, Imaging and Sound	51,582	9	49,520	9	4%
Storage	38,730	7	39,556	7	(2%)
Printer and Printer Supplies	35,339	6	36,151	7	(2%)
Memory and System Enhancement	20,613	3	19,362	3	6%
Accessory/Services/Other	78,129	13	84,054	15	(7%)
Total Net Sales	$578,572	100%	$556,247	100%	4%

Stock Performance Indicators:
Actual shares outstanding	26,200		25,887
Total book value per share	$12.21		$11.25
Tangible book value per share	$10.14		$9.13
Closing price	$24.85		$11.50
Market capitalization	$651,070		$297,701
Pro forma trailing price/earnings ratio	18.4		9.1
LTM Adjusted EBITDA (2)	$67,443		$63,314
Adjusted market capitalization/LTM Adjusted EBITDA (3)	9.0		4.1

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2013		2012
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$239,628	15.3%	$228,493	14.6%
Large Account	218,015	11.4	202,271	11.2
Public Sector	120,929	11.7	125,483	12.5
Total	$578,572	13.1%	$556,247	12.9%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended December 31,	2013		2012
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$578,572	100.0%	$556,247	100.0%
Cost of sales	502,879	86.9	484,546	87.1
Gross profit	75,693	13.1	71,701	12.9

Selling, general and administrative expenses	59,315	10.3	57,063	10.3
Income from operations	16,378	2.8	14,638	2.6

Interest/other expense, net	(14)	-	(15)	-
Income tax provision	(6,523)	(1.1)	(5,754)	(1.0)
Net income	$9,841	1.7%	$8,869	1.6%

Earnings per common share:
Basic	$0.38		$0.34
Diluted	$0.37		$0.33

Shares used in the computation of earnings per share:
Basic	26,181		26,413
Diluted	26,453		26,598

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,	2013		2012
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,221,638	100.0%	$2,158,873	100.0%
Cost of sales	1,928,638	86.8	1,876,784	86.9
Gross profit	293,000	13.2	282,089	13.1

Selling, general and administrative expenses	233,604	10.5	226,322	10.5
Special charges	-	-	1,135	0.1
Income from operations	59,396	2.7	54,632	2.5

Interest/other expense, net	(149)	-	(125)	-
Income tax provision	(23,565)	(1.1)	(21,436)	(1.0)
Net income	$35,682	1.6%	$33,071	1.5%

Earnings per common share:
Basic	$1.37		$1.25
Diluted	$1.35		$1.24

Shares used in the computation of earnings per share:
Basic	26,120		26,431
Diluted	26,387		26,586

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Years Ended December 31,			2013	2012
(provided for comparison of our operating results without special charges, amounts in thousands)
GAAP net income			$35,682	$33,071
Special charges (after tax)			-	681
Pro forma net income			$35,682	$33,752

Pro forma diluted earnings per common share			$1.35	$1.27

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Net income	$9,841	$8,869		$35,682	$33,071
Depreciation and amortization	2,078	2,044		7,089	6,895
Income tax expense	6,523	5,754		23,565	21,436
Interest/other expense, net	14	15		149	125
EBITDA	18,456	16,682		66,485	61,527
Stock-based compensation	205	118		958	1,494
Other special charges	-	-		-	293
Adjusted EBITDA	$18,661	$16,800	11%	$67,443	$63,314	7%

			December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS			2013	2012
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents			$42,547	$39,907
Accounts receivable, net			283,051	267,310
Inventories			79,141	69,637
Deferred income taxes			6,382	5,250
Prepaid expenses and other current assets			5,117	3,934
Income taxes receivable			2,256	434
Total current assets			418,494	386,472
Property and equipment, net			27,600	26,104
Goodwill			51,276	51,276
Other intangibles, net			2,854	3,757
Other assets			720	714
Total Assets			$500,944	$468,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable			$124,821	$126,110
Accrued expenses and other liabilities			22,362	22,562
Accrued payroll			14,935	13,824
Current maturities of capital lease obligation to affiliate			-	989
Total current liabilities			162,118	163,485
Deferred income taxes			16,224	10,514
Other liabilities			2,773	3,021
Total Liabilities			181,115	177,020
Stockholders’ Equity:
Common stock			281	278
Additional paid-in capital			104,932	101,735
Retained earnings			230,478	205,271
Treasury stock at cost			(15,862)	(15,981)
Total Stockholders’ Equity			319,829	291,303
Total Liabilities and Stockholders’ Equity			$500,944	$468,323

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,	2013	2012
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$35,682	$33,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,089	6,895
Deferred income taxes	4,578	674
Provision for doubtful accounts	1,078	1,561
Stock-based compensation expense	958	1,494
Loss on disposal of fixed assets	5	82
Excess tax benefit from exercise of stock options	(260)	(15)
Income tax benefit from stock-based compensation	-	213
Fair value adjustment to contingent consideration	-	(44)

Changes in assets and liabilities:
Accounts receivable	(16,819)	26,317
Inventories	(9,504)	7,800
Prepaid expenses and other current assets	(3,005)	2,272
Other non-current assets	(6)	(62)
Accounts payable	(1,371)	(4,613)
Accrued expenses and other liabilities	1,231	(5,986)
Net cash provided by operating activities	19,656	69,659

Cash Flows from Investing Activities:
Purchases of property and equipment	(7,607)	(9,250)
Proceeds from sale of equipment	2	10
Net cash used for investing activities	(7,605)	(9,240)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	-	(12,471)
Proceeds from short-term borrowings	-	7,204
Dividend payment	(10,475)	(10,074)
Exercise of stock options	1,779	872
Issuance of stock under Employee Stock Purchase Plan	591	515
Excess tax benefit from exercise of stock options	260	15
Repayment of capital lease obligation to affiliate	(989)	(971)
Payment of payroll taxes on stock-based compensation through shares withheld	(577)	(504)
Purchase of treasury shares	-	(7,813)
Payment of contingent consideration	-	(1,900)
Net cash used for financing activities	(9,411)	(25,127)
Increase in cash and cash equivalents	2,640	35,292
Cash and cash equivalents, beginning of period	39,907	4,615
Cash and cash equivalents, end of period	$42,547	$39,907

Non-cash Investing and Financing Activities:
Issuance of nonvested stock from treasury	$403	$1,314
Accrued capital expenditures	335	253

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer